UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 31, 2006
Date of Earliest Event Reported: July 26, 2006
Commission file number 1-10948
OFFICE DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)
(561) 438-4800
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c) — Change in Principal Accounting Officer
(1) Effective July 26, 2006, Jennifer Moline has been appointed by Office Depot, Inc. (the “Company”) as its Principal Accounting Officer (Senior Vice President and Controller).
(2) Ms. Moline joins the Company from DHL Worldwide Express (a wholly owned subsidiary of Deutsche Post AG, a German company), where she served for three years from 2003 until joining Office Depot, most recently as Vice President, U.S. Finance Operations. From 2000 until 2003, she held various positions at ANC Rental Corporation, culminating in her serving as Vice President, Accounting Services. Prior to joining ANC, she spent eleven years with Tupperware Corporation in various positions, including serving as Vice President and Treasurer. Ms. Moline is a native of New Zealand and holds a Bachelor’s Degree in Commerce (Major in Accounting) from Auckland University. She is licensed as a Chartered Accountant in New Zealand.
(3) The material terms of Ms. Moline’s employment are set forth below.

Term	None stated; employment at Will

Base Salary	$250,000 annualized

Bonuses	Consistent with other Senior Vice Presidents of the Company as determined by the Compensation Committee of the Board from time to time.
Cash starting bonus of $15,000, payable after first 90 days of employment

Equity Compensation	A new hire stock option award in a number of shares equivalent to current value of $400,000 determined as of first day of employment using the Black-Scholes pricing methodology. Seven year term, vesting over three years.

Employee Benefits	Comparable to other Senior Vice Presidents of the Company

Non-Compete Agreement	Ms. Moline is required to enter into the Company’s standard agreement pertaining to non-competition, non-solicitation and confidentiality.

Severance	If terminated other than for cause, payment of nine (9) months of annual salary plus lump sum payment of an amount sufficient to cover nine (9) months continuation of medical benefits under COBRA.

(4) Concurrently with Ms. Moline’s appointment as the Company’s Principal Accounting Officer (Senior Vice President and Controller), Randy Pianin, formerly Principal Accounting Officer (Senior Vice President and Controller) has been appointed to a senior management position in the Company’s Merchandising organization.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: July 31, 2006	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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